Exhibit 99.1

DelMar Pharmaceuticals Appoints Saiid Zarrabian as Interim Chief Executive Officer

VANCOUVER, British Columbia and MENLO PARK, Calif., November 7, 2017 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) (“DelMar” and “the Company”), a biopharmaceutical company focused on the development of new cancer therapies, today announced the appointment of Mr. Saiid Zarrabian as interim Chief Executive Officer.

“DelMar is pleased to welcome Mr. Zarrabian as interim CEO at an important time for our company,” said Dr. Erich Mohr, DelMar’s Chairman of the Board. “Saiid’s experience in overseeing the growth of multiple companies will augment DelMar’s management as we continue to transition to a late-stage development company and seek additional opportunities to maximize shareholder value.”

Jeffrey Bacha, cofounder of DelMar, will continue in his senior management role as President and in the newly created position of Chief Operating Officer (COO). Both Mr. Zarrabian and Mr. Bacha will continue to serve on the Company’s Board of Directors.

“I am delighted to accept the position of interim CEO and to work with Jeffrey and the DelMar team as well as with Erich and the Board with the goal of creating value for our shareholders, said Mr. Zarrabian. “DelMar has successfully advanced VAL-083 into a pivotal clinical trial and has established several additional opportunities that we believe can create significant value in the treatment of multiple cancer indications. I look forward to leading the company at this critical time and to contributing to the success of DelMar.”

Saiid Zarrabian joined the DelMar Board of Directors in July, 2017. Mr. Zarrabian is a highly successful industry veteran. He is currently serving as an advisor to Redline Capital Partners, S.A., a Luxemburg-based investment firm. Mr. Zarrabian has previously served as Chairman and member of the board of directors of La Jolla Pharmaceutical Company during the company’s transition from an OTC listed company to a NASDAQ listed company. He also served as President of the Protein Production Division of Intrexon Corporation, a synthetic biology company. Prior to that, he served as Chief Executive Officer and a member of the board of directors of Cyntellect, Inc., a stem cell processing and visualization Instrumentation company until it’s sale in 2012. He has previously served as President and Chief Operating Officer of Senomyx, Inc., a company focused on discovery and commercialization of new flavor ingredients, and as Chief Operating Officer of Pharmacopeia, Inc., a former publicly-traded provider of combinatorial chemistry discovery services and compounds, where he also served as President and Chief Operating Officer of its MSI Division. In addition, Mr. Zarrabian has served on numerous private and public company boards, including at Immune Therapeutics, Inc.; Exemplar Pharma, LLC; Ambit Biosciences Corporation; eMolecules, Inc.; and Penwest Pharmaceuticals CO.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or have become intolerable to modern targeted or biologic treatments.

The Company’s current pipeline is based around VAL-083, a “first-in-class,” small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the NCI. Based on DelMar’s internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 across multiple oncology indications to solve significant unmet medical needs.

VAL-083 is also being studied in two collaborator-supported, biomarker driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. DelMar also recently announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For further information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.